Exibit 10.9

STOCK OPTION AWARD AGREEMENT

UNDER THE

CITY NATIONAL CORPORATION

2008 OMNIBUS PLAN

This Stock Option Agreement is made and entered into as of  ###GRANT_DATE###, by and between City National Corporation, a Delaware corporation (the “Company”), and ###PARTICIPANT_NAME###, an employee of the Company or a subsidiary of the Company (the “Optionee”), with reference to the following:

A.                                    On April 23, 2008 the shareholders of the Company adopted the City National Corporation 2008 Omnibus Plan as amended from time to time thereafter, (the “Plan”), pursuant to which the Compensation, Nominating & Governance Committee of the Board of Directors (the “Committee”) may grant selected officers and other Company or Company subsidiary employees options to purchase shares of the Company’s common stock, $1.00 par value (the “Common Stock”).

B.                                    The Committee has determined to grant Optionee an Option to purchase shares of x Common Stock pursuant to the terms and conditions of this Agreement.  This Option is not an Incentive Stock Option, as that term is defined in Section 422 of the Internal Revenue Code and Treasury regulations thereunder.

NOW, THEREFORE, in consideration of the foregoing recitals and the performance of the mutual covenants contained herein, it is hereby agreed as follows:

1.                                      Grant of Option.  The Company hereby grants to Optionee the right and option to purchase (the “Option”), upon the terms and conditions set forth in this Agreement, all or any part of the following number of Shares of Common Stock at the following price per share:

Number of Shares	Price Per Share

###TOTAL_AWARDS###	###GRANT_PRICE###

The number of shares subject to the Option and the Option exercise price are subject to adjustment in certain events, as provided in the Plan.

2.                                     Time of Exercise.  The Option will vest and may be exercised at any time and from time to time after the dates set forth in the following schedule and before the Termination Date (as defined below) as to all or any number of full Shares not exceeding in the aggregate that percentage of all of the Shares set forth opposite each such date:

Time from Date of Grant	Options Vesting	Total Percentage of Shares as to which Options May be Exercised
After 1 year	25%	25%
After 2 years	25%	50%
After 3 years	25%	75%
After 4 years	25%	100%
After 10 years (the “Termination Date”)		Any unexercised Options will expire at this time

Notwithstanding the foregoing, all of the Options shall immediately vest on the date Optionee’s employment with the Company is terminated by reason of death or Total Disability. In the event Colleague’s employment is terminated for any other reason, the Committee or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the vesting as to any or all Options still subject to vesting, such vesting to be effective on the date of such approval or Optionee’s termination date, if later.

3.                                      Method of Exercise.  The Option or any part thereof may be exercised utilizing the online software tool provided through the Company’s third party administration vendor following the vendor’s exercise steps and process. Subject to the Company’s Securities Trading Policy as may be in effect from time to time, payment of the grant price may be in cash, in Shares of Common Stock, or in a broker-assisted same-day sale transaction or a combination thereof.  If any part of such payment consists of Common Stock, such Common Stock must have been owned for at least six months and will be valued at the last sale price of such Common

Stock as reported by the New York Stock Exchange on the date of exercise.  If any part of such payment consists of money paid by you or Common Stock, delivery of such money or Common Stock must be received by the Company’s Controller’s Office no later than three (3) business days following your exercise.  If Optionee’s notice is received by the third party administration vendor before 1:00 p.m (PT), the date of exercise of the Option will be the date of receipt by the vendor.  The exercise date for notices received after 1:00 p.m. (PT) will be the business day following the date of receipt by the vendor.  Not less than 100 Shares may be purchased at any one time unless the Shares purchased are all of the Shares then purchasable under the Option.

The Company shall cause the shares to be delivered to your broker per your instructions.  provided, however, that if any federal or state law or regulation of any securities exchange listing the Company’s Shares requires the Company to take any action with respect to the exercised Share before issuance thereof, then the date for issuance and delivery of such Shares will be extended for the period of time necessary to take such action.

4.                                     Withholding of Tax.  The exercise of Non-Qualified Stock Options may result in income to you for federal or state tax purposes.  To the extent that you become subject to taxation, you shall deliver to the Company at the time of such exercise such amount of money or Shares of unrestricted Common Stock, as the Company may require to meet its withholding obligation under applicable tax laws or regulations.  If you fail to do so, the Company is authorized to withhold from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such resulting compensation income.  If you exercise Stock Options through a cashless transaction, taxes will be withheld from the proceeds of the sale of Shares.   Your delivery of Shares to meet the tax withholding obligation is subject to the Company’s Securities Trading Policy as may be in effect from time to time.  You must have owned any Common Stock you deliver for at least six months. Any Common Stock you deliver or which is withheld by the Company will be valued on the date of which the amount of tax to be withheld is determined.  Any fractional Shares of Common Stock resulting from withholding of taxes will be paid to you in cash.

5.                                      Expiration of Options after Termination.  Stock Options and all rights granted under this Agreement, to the extent such rights have not been exercised, will terminate on the earlier of the Termination Date or the earliest to occur of the following:

5.1   Immediately upon termination of Optionee’s employment for cause or any resignation which is in lieu of a termination for cause, as defined below.

5.2   If the employment of the Optionee terminates for any reason other than for cause, death, Retirement, Total Disability or disability, three (3) months after the date of such termination.

5.3   If Optionee’s employment terminates by reason of Retirement, Total Disability or disability, three (3) years after the date of such termination.

5.4   If Optionee dies while employed by the Company or within three (3) months after Optionee’s employment is terminated under the conditions specified in subparagraph 5.2 or 5.3 above,  one (1) year after death.  After the Optionee’s death, the Option and all rights granted under this Agreement, to the extent such rights will not theretofore have been exercised, may be exercised by Optionee’s designated Beneficiary, or if none, by the Optionee’s personal representative or by the person or persons to whom the Option will pass by will or by the applicable laws of descent and distribution.

Termination of Optionee’s employment with the Company to accept employment with a subsidiary of the Company, or vice versa or to go on leave of absence at the request, or with the approval, of the Company will not be deemed a termination of employment for the for the purpose of this paragraph.  In the event of termination of employment, Optionee may exercise the Option only to the extent vested under paragraph 2 above on the date of termination.

Termination for cause, for purposes of the Plan and this Agreement, refers to any termination resulting from:  (a) conviction of a crime that is disqualifying from employment under City National’s Criminal Convictions Policy, as set forth in the Colleague Handbook, absent an FDIC waiver; or (b) gross misconduct or willful engagement in illegal conduct; or (c) willful and continued failure to perform substantially all of the Optionee’s duties with City National (except when such failure is due to incapacity due to physical or mental illness); or (d) a conflict of interest, as set forth in the CNB Code of Conduct.

6.                                      Limitation on Transfer.  Except as otherwise provided in subparagraph 5.4 above, or pursuant to a DRO, the Option and all rights granted under this Agreement are personal to Optionee and cannot be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to execution, attachment or similar processes.

7.                                      Employment Relationship.  For purposes of this Agreement, Optionee shall be considered to be in the employment of the Company as long as Optionee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Internal Revenue Code) of the Company or any successor corporation.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

Neither the Plan nor this Agreement shall constitute a contract of employment between the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation and Optionee.  Each Optionee is an at-will employee except as provided in any other written agreement.  Nothing contained in the Plan (or any Award made pursuant to this Plan) or the Agreement shall confer upon Optionee any right to continue in the employment of the Company, or guarantee of payment of future incentives, or shall interfere with, affect or restrict in any way, the rights of the Company, which are expressly reserved, to discharge Optionee, any time for any reason whatsoever, with or without cause.

8.                                      Availability of Plan/Plan Incorporated.  Optionee acknowledges that Company has made available to Optionee a copy of the Plan and agrees that this Award of Options shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.  In the event of any conflict between the Plan and this Agreement, the provisions of the Plan will prevail.  Optionee’s rights hereunder are subject to modification or termination in certain events, as provided in the Plan, including without limitation such rules and regulations as may from time to time be adopted or promulgated in accordance with paragraph 1.3 of the Plan.  Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan.

9.                                      Committee Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Options. All decisions of the Committee (as established pursuant to the Plan) with respect to any questions concerning the application, administration or interpretation of the Plan will be conclusive and binding on the Company and Optionee.

10.                               No Rights as Shareholder.  Optionee will have no rights as shareholder with respect to Shares of Common Stock covered by this Option until the date of the issuance of a stock certificate or stock certificates.  No adjustment will be made for cash dividends for which the record date is prior to the date such stock certificate or certificates are issued.

12.                               Compliance with Securities Laws.  No Shares may be purchased or issued upon the exercise of this Option unless and until any then applicable requirements of the Securities and Exchange Commission, the California Commissioner of Corporations, any national securities exchange upon which the Common Stock of the Company may be listed and any other regulatory agency having jurisdiction have been fully complied with.

13.                               Dispute Resolution.  If a dispute arises between Optionee and Company in connection with the Stock Option award or the vesting or exercise of the Stock Options, the dispute will be resolved by binding arbitration with the American Arbitration Association (AAA) in accordance with the AAA’s Commercial Arbitration Rules then in effect.

14.                               Binding Effect.  This Agreement will bind and inure to the benefit of the Company and its successors and assigns, and Optionee and any heir, executor or administrator of Optionee as permitted by subparagraph 5.4.

15.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date and year written above.

CITY NATIONAL CORPORATION,

a Delaware corporation

By :###SIGNATURE###

Christopher J. Carey,

Executive Vice President, Chief Financial Officer

###GRANT_PRICE_REM_START###

###EMPLOYEE_NUMBER###

###GRANT_NAME###

###DICTIONARY_AWARD_NAME###

###VEST_SCHEDULE_TABLE###

###GRANT_DATE###

###GRANT_PRICE_REM_END###